Exhibit 5.1

April 5, 2011

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Re: 500,000 Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel for Discover Financial Services, a Delaware corporation (the “Company”), and have participated in the preparation by the Company of the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 500,000 shares of the Company’s Common Stock, par value $.01 per share (the “Plan Shares”), to be issued under the Discover Financial Services Directors’ Compensation Plan, as amended (the “Plan”).

In rendering this opinion letter, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). I have also examined and relied upon originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions or law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. Each Plan Share that is newly issued under the Plan will be legally issued, fully paid and nonassessable when: (i) such Plan Share shall have been issued and sold pursuant to the terms and conditions of the Plan; and (ii) such Plan Share shall have been duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware.

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or “blue sky” laws of the various states or the District of Columbia to the issuance or sale of the Plan Shares.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to myself included in or made a part of the Registration Statement or related prospectuses. In giving such consent, I do not thereby admit that I am within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Simon Halfin

Simon Halfin
Vice President and Assistant General Counsel

Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015